EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                 Nine Months
                                    Ended           Year Ended       Year Ended       Year Ended       Year Ended      Year Ended
                              December 31, 1998   March 31, 1998   March 31, 1997   March 31, 1996   March 31, 1995  March 31, 1994
                              ------------------  ---------------  ---------------  --------------   --------------  --------------

Consolidated pretax income
   (loss) from continuing
   operations                        2,628             (27,122)        (26,005)         (21,431)          (1,869)         (20,296)

Net amortization of debt
   issuance expense                  1,076             2,292            1,784            2,139            2,174            1,837

Interest expense                    26,436             36,664          34,505           30,549           23,578           22,212

Interest portion of
   rental expense                    1,598              2,130           1,799            1,618            1,392            1,229
                                 ---------          ---------        --------         --------          -------          -------

Earnings                            31,738             13,964          12,083           12,875           25,275            4,982
                                 =========          =========        ========         ========          =======          =======


Interest expense                    26,436             36,664          34,505           30,549           23,578           22,212

Net amortization of
    debt issuance Expense            1,076              2,292           1,784            2,139            2,174            1,837

Interest portion of
    rental expense                   1,598              2,130           1,799            1,618            1,392            1,229
                                 ---------          ---------        --------         --------          -------          -------

    Fixed Charges                   29,110             41,086          38,088           34,306           27,144           25,278
                                 =========          =========        ========         ========          =======          =======


    Ratio of Earnings to
       Fixed Charges                  1.09               (a)            (a)              (a)               (a)              (a)
                                 =========          =========        ========         ========          =======          =======


 (a) The deficiency in earnings required to cover fixed charges for the fiscal years ended March 31, 1998, 1997, 1996, 1995 and 1994 was $27,122,
   $26,005, $21,431, $1,869 and $20,296, respectively.